UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

AGILYSYS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RCG PB, LTD.
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JOHN MUTCH
STEVE TEPEDINO
JAMES ZIERICK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED NOVEMBER 12, 2008

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

______________, 2008

Dear Fellow Shareholder:

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”) and the other participants in this solicitation (collectively, the “Ramius Group”) are the beneficial owners of an aggregate of 2,954,439 shares of common stock of Agilysys, Inc. (the “Company”), representing approximately 12.5% of the outstanding shares of common stock of the Company.  For the reasons set forth in the attached Proxy Statement, the Ramius Group does not believe that the Board of Directors of the Company is acting in the best interests of its shareholders.  The Ramius Group is therefore seeking your support at the annual meeting of shareholders scheduled to be held at ______________ located at _____________, _______, _______, ________, on ____________ at _______ _.m., ___________ to elect Value and Opportunity Master Fund’s slate of three nominees to the Board of Directors to serve as Class B directors to hold office until the 2011 annual meeting of shareholders and until the election and qualification of their respective successors.

The Ramius Group urges you to carefully consider the information contained in the attached Proxy Statement and then support its efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the shareholders on or about [___________ __], 2008.

We are not seeking control of the Board of Directors.  However, we hope that this election contest will send a strong message to the remaining incumbent directors that shareholders are not satisfied with the Company’s poor operational and stock performance.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support.

Jeffrey C. Smith
Ramius Value and Opportunity Master Fund Ltd

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Value and Opportunity Master Fund’s proxy materials, please call
Innisfree M&A Incorporated at the phone numbers listed below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

2008 ANNUAL MEETING OF SHAREHOLDERS
OF
AGILYSYS, INC.
_________________________

PROXY STATEMENT
OF
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Parche, LLC, a Delaware limited liability company (“Parche”), Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), RCG PB, Ltd., a Cayman Islands exempted company (“RCG PB”), Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), Ramius LLC, a Delaware limited liability company (“Ramius”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), John Mutch (“Mr. Mutch”), Steve Tepedino (“Mr. Tepedino”) and James Zierick (“Mr. Zierick”) (collectively, the “Ramius Group”) are significant shareholders of Agilysys, Inc., an Ohio corporation (“Agilysys” or the “Company”).  Each member of the Ramius Group is a participant in this solicitation.  The Ramius Group does not believe that the Board of Directors of the Company (the “Board”) is acting in the best interests of its shareholders.  The Ramius Group is therefore seeking your support at the annual meeting of shareholders scheduled to be held at _____________, _______, _______, ________, on ____________ __, 2008 at _______ _.m., ___________, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the election of Value and Opportunity Master Fund’s director nominees, John Mutch, Steve Tepedino and James Zierick (the “Ramius Nominees”), to serve as Class B directors of the Company to hold office until the 2011 annual meeting of shareholders and until the election and qualification of their respective successors.

As of ________ __, 2008, the approximate date on which this Proxy Statement is being mailed to shareholders, the members of the Ramius Group were the beneficial owners of an aggregate of 2,954,439 shares of common stock of the Company, no par value (the “Shares”), which represents approximately 12.5% of the issued and outstanding Shares, all of which are entitled to be voted at the Annual Meeting.

Agilysys has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting as ___________, 2008 (the “Record Date”).  The mailing address of the principal executive offices of Agilysys is 28925 Fountain Parkway, Solon, Ohio 44139.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were [_______] Shares outstanding and entitled to vote at the Annual Meeting.  The participants in this solicitation intend to vote all of their Shares FOR the election of the Ramius Nominees.

THIS SOLICITATION IS BEING MADE BY THE RAMIUS GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  THE RAMIUS GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH THE RAMIUS GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE RAMIUS GROUP URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE RAMIUS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY AGILYSYS MANAGEMENT TO AGILYSYS, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO THE RAMIUS GROUP, C/O INNISFREE M&A INCORPORATED, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF AGILYSYS, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how few Shares you own.  The Ramius Group urges you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Ramius Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Ramius Group, c/o Innisfree M&A Incorporated in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to the Ramius Group.  Remember, you can vote for our three nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions regarding your proxy,
or need assistance in voting your Shares, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

REASONS FOR THE SOLICITATION

The Ramius Group believes that the Company’s shares are currently trading at a significant discount to intrinsic value.  In our opinion, the discounted share price is due to, among other things, a conglomerate corporate structure, poor capital allocation decisions and disappointing operating performance.  While general weakness in the stock market and increasing competitive pressures within the industry have impacted the Company, we believe the primary reasons for the poor performance are a misguided growth strategy, bloated corporate overhead and a lack of management execution.  Additionally, given the Board’s history of weak oversight and poor judgment, we have serious concerns about the ability and willingness of the current Board to make the necessary structural and operational changes that we believe are required in order to maximize shareholder value.

In light of the Company’s continued poor operating performance, we believe that it is imperative that management and the Board immediately commit themselves to:

❖	Realigning the cost structure of all three business units to achieve margins on par with industry peers;

❖	Significantly reducing corporate overhead; and

❖	Refraining from making any further acquisitions.

The Ramius Nominees, if elected, will work with the other members of the Board to pursue initiatives that are in the best interests of all shareholders with a goal of maximizing shareholder value.

The current Board has a poor track record of overseeing acquisitions that, we believe, has resulted in significant erosion in shareholder value.

Since November 16, 2003, the Board has approved nine acquisitions for total consideration of approximately $410.0 million.  During this time the Company’s enterprise value has decreased from $272.1 million as of November 16, 2003 to $59.5 million as of November 4, 2008, a decline of $212.6 million, or 78.1%.  Five of these acquisitions, with an approximate aggregate value of $279.0 million, have occurred since the beginning of calendar year 2007 – into the headwind of deteriorating economic conditions.

We believe the current Board has “rubber-stamped” a misguided acquisition strategy that has led to management overpaying for acquisitions and failing to integrate them effectively.  The Board’s failure to effectively oversee management’s acquisition strategy, in our opinion, is responsible for significant erosion in shareholder value.

The current Board has overseen questionable business decisions.

We believe the Company’s relocation of its corporate executive offices, which was approved by the Board less than three years ago, was ill-advised and an unnecessary use of corporate funds.  On January 11, 2006, Agilysys announced that the Board approved a relocation of its corporate executive offices from Cleveland, Ohio, to Boca Raton, Florida.  We question the decision to move the executive management team to Boca Raton, one of the most expensive locations in a state where Agilysys has no other operating businesses, when most of the Company’s employees are in Cleveland.  Less than three years later, on November 3, 2008, the Company announced it would expend capital resources to close the Boca Raton office and re-locate the executive management team back to Cleveland.

On April 11, 2008, Agilysys announced that it had amended the original earn-out agreement payable to former shareholders of Innovativ Systems Design (“Innovativ”), a company that Agilysys acquired on July 2, 2007.  The amendment changed the earn-out from one that was originally based on cumulative operating performance through July 2, 2009 to an upfront payment of $35 million on July 2, 2008.  Effectively, Agilysys made an upfront cash payment to Innovativ shareholders in the midst of deteriorating business fundamentals instead of allowing the earn-out to mature in due course.  We believe that, based on the current environment, this decision to pre-pay the earn-out most likely cost the Company additional cash that would have gone unearned had the original agreement been honored.

Recent operating performance is cause for significant concern and has led to a deeply discounted valuation.

Under this Board’s supervision, the operating performance of Hospitality Solutions Group (“HSG”) and Technology Solutions Group (“TSG”), two of the Company’s three segments that contributed approximately 81.6% of Agilysys’ LTM revenue, materially underperformed their respective peers.

❖	HSG generated a segment EBITDA margin of 11.1% LTM versus its closest peer, MICROS Systems, Inc. (“MICROS”), which generated an LTM EBITDA margin of 17.6%.

❖	TSG generated a segment EBITDA margin of 4.7% versus its closest peer, Forsythe Technology, Inc. (“Forsythe”), which generated a fiscal year 2007 EBITDA margin of 7.9%.1, [2]

❖	HSG and TSG segment EBITDA margins, unlike those of MICROS and Forsythe, do not include any associated corporate overhead, thus making their relative underperformance even more severe.

The Company’s consolidated results clearly highlight poor operating performance.  Agilysys’ consolidated LTM EBITDA margin of just 1.1%, which includes corporate overhead, trailed even those of distributors like Arrow Electronics Inc. (NYSE: ARW), the Company’s current distributor, and Avnet Inc. (NYSE: AVT), the former distributor of some of the Company’s products, both of which reported LTM EBITDA margins of approximately 4.4%.

1 Source: Forsythe Annual Report 2007; Forsythe is a private company and therefore LTM data is not available; Forsythe’s fiscal year ends December 31st.

2 TSG’s fiscal year 2007 and 2008 EBITDA margins were 4.9% and 5.0%, respectively.

We see no valid reason why well-performing VARs should have EBITDA margins significantly lower than those of VAR distributors.  We believe Agilysys’ poor operating results are a direct result of the Company’s poor corporate strategy and execution.

Looking forward, even if we include the effect of recently announced restructurings, the Company’s guidance projects results that are well below those of its peers.  The midpoints of management’s fiscal year 2009 revenue and EBITDA guidance are $817.5 million and $22.0 million, respectively.  This implies an EBITDA margin of just 2.7%, an unacceptable level when you consider that (i) management guidance includes an expected $10.5 million cost reduction benefit from the ongoing restructuring program and (ii) HSG had an EBITDA margin of 12.6% in the first quarter of this fiscal year.

Additionally, even if we give management full credit for the recently announced $8 million in corporate overhead reductions, and add that amount to management’s $22.0 million EBITDA guidance, resulting in pro-forma EBITDA guidance of $30 million, that would imply an EBITDA margin of just 3.7% — which is unacceptable.

In order for Agilysys to achieve acceptable operating results, we believe the Company must be further restructured to significantly reduce overall costs, including corporate overhead, above and beyond the recently announced $8 million initiative.  Additionally, the Board must evaluate the impact that the current conglomerate structure has on both operating performance and the Company’s valuation.

In our view, both the Board and management have had ample opportunity to address the Company's key strategic and operational issues.

The Company’s new CEO, Martin Ellis, has been with the Company for five years, including three years as a CFO.  The new Chairman of the Board, Keith Kolerus, has been a director of the Company since 1998.  Two of the Company’s directors, Charles Christ and Thomas Commes, have been on the Board since 1997 and 1999, respectively. Two additional directors, Robert Lauer and Robert McCreary, have been on the Board since 2001.  Overall, six of the Company’s nine directors, not including Mr. Ellis, have been on the Board since at least 2002.  While we believe the recently announced management changes and restructuring initiatives are a step in the right direction, many of these changes are “too little, too late” and still do not go far enough to address the Company’s poor operating performance.  Furthermore, we question the motivation behind this newfound initiative for change — in our opinion, an effective Board must be proactive, not reactive, in guiding and overseeing management.

We believe the Ramius Nominees have the experience necessary to oversee operational and strategic initiatives with a goal of maximizing shareholder value.

The Ramius Group, as a significant shareholder of Agilysys, has a vested financial interest in the maximization of the value of your Shares.  Our interests are aligned with the interests of all shareholders. The Ramius Nominees have extensive experience in the VAR, distribution and software industries, as further discussed in their biographical extracts below.  If elected to the Board, the Ramius Nominees will endeavor to use their experience to oversee the Company with a goal of implementing the strategic and operational changes highlighted by the Ramius Group, as well as exploring any other viable alternatives to maximize shareholder value.  There can be no assurance that these goals will be achieved if the Ramius Nominees are elected.

The Ramius Nominees, if elected, will represent a minority of the Board.  If elected, the Ramius Nominees will, subject to their fiduciary duties as directors, work with the other members of the Board to take those steps that they deem are necessary to maximize shareholder value. Although the Ramius Nominees will not be able to adopt any measures without the support of at least some members of the current Board, we believe that the election of the Ramius Nominees will send a strong message to the Board that further operational and strategic changes are required in order to maximize shareholder value.

6

In the event that the Board attempts to use new bylaws or amended bylaws to prevent the shareholders, including the Ramius Group, from accomplishing the objectives described in this Proxy Statement, the Ramius Nominees, if elected, will seek to work with the other Board members to repeal any new or amended bylaws having such an effect, to the extent that the Ramius Nominees determine that such new or amended bylaws are not aligned with the shareholders’ best interests.

Background to the Solicitation

The following is a chronology of events leading up to this proxy solicitation:

❖
On May 12, 2008 members of the Ramius Group met with Martin Ellis, the Company’s new Chief Executive Officer, who at the time served as the Chief Financial Officer, and the Company’s former Chief Executive Officer, Arthur Rhein, to discuss the fundamentals of the Company’s business, the Company’s strategy and various corporate governance issues, including the potential nomination of directors to the Board by the Ramius Group.

❖
On May 15, 2008 members of the Ramius Group held a conference call with Arthur Rhein and Martin Ellis to finalize the negotiations of a letter agreement to extend the Company’s discretionary voting deadline in connection with the Annual Meeting (the “Letter Agreement”).

❖	On May 16, 2008, the Ramius Group and the Company entered into the Letter Agreement.

❖
On May 20, 2008 members of the Ramius Group held a conference call with Arthur Rhein and Martin Ellis to discuss candidates proposed by Ramius to be appointed to the Board and certain other issues, including the Ramius Group’s desire to work with the Company to constructively reconfigure the composition of the Board.

❖
On May 21, 2008 we sent a private letter to Arthur Rhein and the Board expressing our belief that the Company is significantly undervalued.  In the letter we encouraged the Mr. Rhein and the Board to broaden the scope of JPMorgan’s engagement to assist the Board in reviewing all available strategic alternatives to maximize shareholder value.  We encouraged the Board to evaluate, among other things, divesting the Company’s hospitality business, divesting the Company’s retail business, significantly reducing corporate overhead and selling the Company to a strategic or financial buyer.  The letter also expressed our belief that management and the Board have a unique opportunity to unlock significant value by executing the initiatives outlined in the letter and our expectation that management and the Board will adopt a greater sense of urgency in evaluating and executing the strategic opportunities available to the Company.  We also encouraged the Board to meet and interview our potential Board appointees that, we believed, could help the Board to both evaluate strategic alternatives as well as assist management and the Board in restructuring the Company.

❖
On May 23, 2008 members of the Ramius Group held a conference call with Arthur Rhein and Martin Ellis to negotiate a letter agreement to extend the Company’s discretionary voting deadline in connection with the Annual Meeting.

❖
On May 30, 2008, the Ramius Group and the Company entered into a letter agreement that superseded, in all respects, the Letter Agreement and further extended the Company’s discretionary voting deadline in connection with the Annual Meeting (the “May 30 Letter Agreement”).

❖	On June 5, 2008 members of the Ramius Group met with Bob Bailey and Peter Coleman at the Company’s Boca Raton offices to gain a better understanding of the Company’s individual businesses.

❖
On June 13, 2008, the Ramius Group and the Company entered into a letter agreement that superseded, in all respects, the May 30 Letter Agreement and further extended the Company’s discretionary voting deadline in connection with the Annual Meeting.

❖	On June 20, 2008 we delivered a letter to the Company nominating John Mutch, Steve Tepedino and James Zierick for election as directors on the Board.

❖
On October 10, 2008 we delivered a public letter to Arthur Rhein and the Board expressing our disappointment with the Company’s underperformance.  We stated in the letter that any attempt by management to fix the Company’s operations would be, in our opinion, “too little, too late” and our belief that real structural changes are required at the Company.  The letter stated our belief that, in order to remedy the Company’s valuation discrepancy and provide shareholders with the best risk-adjusted outcome, management and the Board must promptly and diligently complete the strategic alternatives review process and consummate a sale of the Company.  The letter also included our valuation methodology for the Company.

❖
On October 22, 2008, the Company announced that the Board has completed its review of strategic alternatives and as a result of this review, the Board has concluded that the best course of action to maximize shareholder value is to remain as an independent company.

❖
On October 28, 2008 members of the Ramius Group met with Martin Ellis and Curtis Stout, a vice president and treasurer of the Company, to discuss the fundamentals of the business, the Company’s strategy going forward and the Ramius Group’s view that change needs to be made to the composition of the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Ramius Group is seeking your support at the Annual Meeting to elect the Ramius Nominees in opposition to the Company’s director nominees.  The Board is currently composed of nine directors divided into three classes, Class A, Class B and Class C.  The Ramius Group believes the three Class B directors’ terms expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect the Ramius Nominees in opposition to the three Agilysys Class B director nominees.  Your vote to elect the Ramius Nominees will have the legal effect of replacing three incumbent directors of Agilysys with the Ramius Nominees.  If elected, the Ramius Nominees will represent a minority of the members of the Board.

THE RAMIUS NOMINEES

Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Ramius Nominees.  This information has been furnished to the Ramius Group by the Ramius Nominees.  The Ramius Nominees are citizens of the United States of America.  The Ramius Nominees have been nominated by Value and Opportunity Master Fund (f/k/a Starboard Value and Opportunity Master Fund Ltd.) in accordance with the Company’s advance notice bylaw provision.

John Mutch (Age 52) is the founder and a Managing Partner of MV Advisors, LLC.  In March 2003, Mr. Mutch was appointed to the Board of Directors of Peregrine Systems Inc. (“Peregrine”), a global enterprise software provider, to assist Peregrine and its management in development of a plan of reorganization, which ultimately led to Peregrine’s emergence from bankruptcy.  From August 2003 to December 2005, Mr. Mutch served as President and Chief Executive Officer of Peregrine, during which time he restructured and stabilized its business operations and led Peregrine through its acquisition by Hewlett-Packard.  Mr. Mutch served as a director of Overland Storage Inc., a provider of data protection appliances, from April 2003 to June 2005.  From 2002 to 2003, Mr. Mutch served as a director of Brio Software, Inc., a developer of software products.  Mr. Mutch served as President of HNC Software (“HNC”), an enterprise analytics software provider, from September 1999 to June 2001, and as Chief Executive Officer from December 1999 until the sale of HNC to Fair Isaac Corporation in August 2002.  Mr. Mutch joined HNC in 1997, and from 1997 to 1999 served in various other senior executive positions, including Vice President of Marketing and Corporate Development and President of HNC Insurance Solutions.  In 1994, Mr. Mutch founded MVenture Holdings, Inc., a private equity fund that invests in public and private technology companies, which became Mventure Holdings LLC in 2002.  Mr. Mutch is a director of and serves on the audit committee of Edgar Online, Inc.  Mr. Mutch is a director of and serves as the chairman of the audit committee of Adaptec, Inc.  Mr. Mutch is also a director and the chairman of the board of directors of Aspyra, Inc., and serves on its nominating committee.  Mr. Mutch earned a B.S. in Applied Economics from Cornell University, where he serves on the advisory board for the undergraduate school of business, and a Masters of Business Administration from the University of Chicago Graduate School of Business.  As of the date hereof, Mr. Mutch does not directly own any securities of Agilysys nor has he made any purchases or sales of any securities of Agilysys during the past two years.  Mr. Mutch, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Agilysys that are deemed to be beneficially owned by Mr. Mutch, see Schedule I.

Steve Tepedino (Age 47) was a co-founder, and has served as President and Chief Executive Officer, of Channel Savvy LLC, a management consulting firm specializing in technology channels, since May 2006.  Additionally, since May 2006 Mr. Tepedino has served as a Member of JET Creative LLC, a management consulting company specializing in the information technology industry.  From 1984 to 2006, Mr. Tepedino worked in various positions within divisions of Avnet, Inc., a Fortune 500 company focused on global technology distribution.  From 2005 to 2006, Mr. Tepedino served as Vice President of Avnet, Inc. and President of Avnet Technology Solutions, Americas, a global technology sales and marketing organization with operations in the United States, Mexico and Canada.  From 2002 to 2005 Mr. Tepedino served as President of Avnet Partner Solutions, Americas, an industry-leading, value-added distributor and provider of servers, storage, software and services, with operations in the United States, Mexico and Canada.  Mr. Tepedino earned a B.S. in Engineering Chemistry from State University of New York at Stony Brook.  As of the date hereof, Mr. Tepedino directly owns 10,670 Shares. See Schedule I for information regarding purchases and sales during the past two years by Mr. Tepedino of securities of Agilysys.  Mr. Tepedino, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Agilysys that are deemed to be beneficially owned by Mr. Tepedino, see Schedule I.

James Zierick (Age 52) has served as interim Chief Executive Officer of Aspyra, Inc. (“Aspyra”), a healthcare information technology and service provider that specializes in Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) for healthcare providers, since February 2008 and a director of Aspyra since September 2007.  From January 2007 to December 2007, Mr. Zierick served as Chief Executive Officer of LogicalApps, Inc., a provider of embedded controls software for enterprise applications.  From 2004 to 2006, Mr. Zierick was Executive Vice President of Worldwide Field Operations for Peregrine, where he led a 350 person sales, alliance, customer support and professional services organization.  From 1989 to 2003, Mr. Zierick was a Principal in McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices. Mr. Zierick earned a Masters of Business Administration from Dartmouth College, Amos Tuck School of Business, a B.S. in Engineering from Dartmouth College, Thayer School of Engineering, and a B.A. in Engineering Sciences from Dartmouth College.  As of the date hereof, Mr. Zierick directly owns 775 Shares.  See Schedule I for information regarding purchases and sales during the past two years by Mr. Zierick of securities of Agilysys.  Mr. Zierick, as a member of the Ramius Group, is deemed to be the beneficial owner of the Shares owned by the members of the Ramius Group.  For information regarding purchases and sales during the past two years by the members of the Ramius Group of securities of Agilysys that are deemed to be beneficially owned by Mr. Zierick, see Schedule I.

RCG Starboard Advisors, an affiliate of Ramius, and the Ramius Nominees, have entered into compensation letter agreements (the “Compensation Letter Agreements”) regarding compensation to be paid to the Ramius Nominees for their agreement to be named and to serve as Ramius Nominees and for their services as a director of Agilysys, if elected.  Pursuant to the terms of the Compensation Letter Agreements, RCG Starboard Advisors has agreed to pay each of the Ramius Nominees (i) $10,000 in cash as a result of the submission by Value and Opportunity Master Fund of its nomination of the Ramius Nominees to Agilysys and (ii) $10,000 in cash upon the filing of a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies in favor of each Nominee’s election as a director at the Annual Meeting.  Pursuant to the Compensation Letter Agreements, each Ramius Nominee agrees to use such compensation to acquire securities of Agilysys (the “Nominee Shares”) at such time that such Nominee shall determine, but in any event no later than [  ] days after receipt of such compensation.  If elected or appointed to serve as a director of the Agilysys Board, each Ramius Nominee agrees not to sell, transfer or otherwise dispose of any Nominee Shares within two years of such Ramius Nominee’s election or appointment as a director; provided, however, in the event that the Agilysys enters into a business combination with a third party, each Ramius Nominee may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination

Value and Opportunity Master Fund and certain of its affiliates have signed or intend to sign a letter agreement pursuant to which they agree to indemnify the Ramius Nominees against claims arising from the solicitation of proxies from Agilysys shareholders in connection with the Annual Meeting and any related transactions.  Other than as stated herein, there are no arrangements or understandings between members of the Ramius Group and any of the Ramius Nominees or any other person or persons pursuant to which the nomination of the Ramius Nominees described herein is to be made, other than the consent by each of the Ramius Nominees to be named in this Proxy Statement and to serve as a director of Agilysys if elected as such at the Annual Meeting.  None of the Ramius Nominees are a party adverse to Agilysys or any of its subsidiaries or has a material interest adverse to Agilysys or any of its subsidiaries in any material pending legal proceedings.

The Ramius Group does not expect that the Ramius Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees.  In addition, Value and Opportunity Master Fund reserves the right to nominate substitute persons if Agilysys makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Ramius Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  Value and Opportunity Master Fund reserves the right to nominate additional persons if Agilysys increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Value and Opportunity Master Fund that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

We are not aware of any other proposals to be brought before the Annual Meeting. However, we intend to bring before the Annual Meeting such business as may be appropriate, including, without limitation, nominating additional persons for directorships or making any proposals as may be appropriate to address any action of the Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, the Ramius Group believes that the only outstanding class of securities of Agilysys entitled to vote at the Annual Meeting is the Shares.

If, not less than 48 hours before the start time of the Annual Meeting, any shareholder gives written notice to the Chief Executive Officer, an Executive Vice President or the Secretary of the Company that he, she or it wants the voting for the election of directors to be cumulative, the shareholder giving notice or a representative of that shareholder, the Chairman or the Secretary will make an announcement about such notice at the start of the Annual Meeting.  Cumulative voting means that each shareholder may cumulate his, her or its voting power for the election by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of the shareholder’s Shares.  The shareholder may distribute all of the votes to one individual director nominee, or distribute his, her or its votes among two or more director nominees, as the shareholder chooses.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Ramius Nominees to the Board and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

You are being asked to elect the Ramius Nominees. The enclosed GOLD proxy card may only be voted for the Ramius Nominees and does not confer voting power with respect to the Company’s nominees.  Accordingly, you will not have the opportunity to vote for any of the Company’s nominees.  You can only vote for the Company’s nominees by signing and returning a proxy card provided by Agilysys.  Shareholders should refer to the Agilysys proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Ramius Nominees.

QUORUM

A majority of the outstanding Shares represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

VOTES REQUIRED FOR ELECTION OF DIRECTORS

Under Ohio law and the Company’s Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three nominees for election as directors will be elected as directors if they receive the greatest number of votes cast for the election of directors at the Annual Meeting by the holders of the Shares present in person or represented by proxy and entitled to vote.  A shareholder may cast votes for the Ramius Nominees either by so marking the ballot at the Annual Meeting or by specific voting instructions sent with a signed proxy to either the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to Agilysys at 28925 Fountain Parkway, Solon, Ohio 44139, or any other address provided by Agilysys.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Shareholders of Agilysys may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to Agilysys at 28925 Fountain Parkway, Solon, Ohio 44139, or any other address provided by Agilysys.  Although a revocation is effective if delivered to Agilysys, the Ramius Group requests that either the original or photostatic copies of all revocations be mailed to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement so that the Ramius Group will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date and the number of outstanding Shares represented thereby.  Additionally, Innisfree M&A Incorporated may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Ramius Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Ramius Group.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Value and Opportunity Master Fund has entered into an agreement with Innisfree M&A Incorporated for solicitation and advisory services in connection with this solicitation, for which Innisfree M&A Incorporated will receive a fee not to exceed $[__________], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Value and Opportunity Master Fund has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Value and Opportunity Master Fund will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Innisfree M&A Incorporated will employ approximately [__] persons to solicit Agilysys shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by the Ramius Group. Costs of this solicitation of proxies are currently estimated to be approximately $___,000.00.  The Ramius Group estimates that through the date hereof its expenses in connection with this solicitation are approximately $___,000.00.

ADDITIONAL PARTICIPANT INFORMATION

The Ramius Nominees and the other members of the Ramius Group are participants in this solicitation.  The principal business of each of Value and Opportunity Master Fund, Parche and RCG PB is serving as a private investment fund. Each of Value and Opportunity Master Fund and Parche has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.  The principal business of RCG Starboard Advisors is acting as investment manager of Value and Opportunity Master Fund and managing member of Parche.  The principal business of Enterprise Master Fund is serving as a private investment fund and acting as the non-managing member of Parche.  The principal business of Ramius Advisors is acting as the investment advisor of each of Enterprise Master Fund and RCG PB.  Ramius is engaged in money management and investment advisory services for third parties and proprietary accounts and serves as the sole member of RCG Starboard Advisors and Ramius Advisors. C4S serves as managing member of Ramius.  Messrs. Cohen, Strauss, Stark and Solomon serve as co-managing members of C4S.

The address of the principal office of each of Parche, RCG Starboard Advisors, Ramius Advisors, Ramius, C4S, and Messrs. Cohen, Stark, Strauss and Solomon is 599 Lexington Avenue, 20th Floor, New York, New York 10022.  The address of the principal office of Value and Opportunity Master Fund, Enterprise Master Fund and RCG PB is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies.

As of the date hereof, Value and Opportunity Master Fund beneficially owns 2,342,130 Shares, Parche beneficially owns 323,761 Shares and RCG PB beneficially owns 277,103 Shares.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Parche) is deemed to be the beneficial owner of the 2,342,130 Shares owned by Value and Opportunity Master Fund and the 323,761 Shares owned by Parche.  As of the date hereof, Enterprise Master Fund (as the sole non-managing member of Parche and owner of all economic interests therein) is deemed the beneficial owner of the 323,761 Shares owned by Parche.  As of the date hereof, Ramius Advisors (as the investment advisor of each of Enterprise Master Fund and RCG PB) is deemed to be the beneficial owner of the 323,761 Shares owned by Parche and the 277,103 Shares owned by RCG PB.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 2,342,130 Shares owned by Value and Opportunity Master Fund, the 323,761 Shares owned by Parche and the 277,103 Shares owned by RCG PB.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the Shares owned by Value and Opportunity Master Fund, Parche and RCG PB by virtue of their shared authority to vote and dispose of such Shares.

Each of the Ramius Nominees, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to be a beneficial owner of the 2,342,130 Shares owned by Value and Opportunity Master Fund, the 323,761 Shares owned by Parche and the 277,103 Shares owned by RCG PB.  Each of the Ramius Nominees disclaims beneficial ownership of Shares that he does not directly own.  As of the date hereof, Mr. Tepedino beneficially owns 10,670 Shares and Mr. Zierick beneficially owns 775 Shares.

Each member of the Ramius Group, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, is deemed to beneficially own the Shares beneficially owned in the aggregate by the other members of the group.  Each member of the Ramius Group disclaims beneficial ownership of such Shares, except to the extent of their pecuniary interest therein.  For information regarding purchases and sales of securities of Agilysys during the past two years by members of the Ramius Group, including the Ramius Nominees, see Schedule I.

On October 10, 2008, the members of the Ramius Group entered into an Amended and Restated Joint Filing and Solicitation Agreement in which each member of the Ramius Group agreed to the joint filing on behalf of each of them of Statements on Schedule 13D and agreed to form the Ramius Group for the purpose of soliciting proxies or written consents for the election of the Ramius Nominees to the Board at the Annual Meeting and for the purpose of taking all other actions incidental to the foregoing. The Ramius Group intends to seek reimbursement from Agilysys of all expenses it incurs in connection with this solicitation.  The Ramius Group does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Agilysys; (iii) no participant in this solicitation owns any securities of Agilysys which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Agilysys during the past two years; (v) no part of the purchase price or market value of the securities of Agilysys owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Agilysys, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Agilysys; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Agilysys; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Agilysys’ last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Agilysys or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Agilysys or its affiliates, or with respect to any future transactions to which Agilysys or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Ramius Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.  There are no material proceedings to which the Ramius Nominees or any of their associates is a party adverse to Agilysys or any of its subsidiaries or has a material interest adverse to Agilysys or any of its subsidiaries.  With respect to the Ramius Nominees, none of the events enumerated in Item 401(f)(1)-(6) of Regulation S-K of the Exchange Act, occurred during the past five years.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Ramius Group is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which the Ramius Group is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Any shareholder that intends to present a proposal at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) must ensure the proposal is received by the Company’s Secretary at the Company’s principal executive offices no later than _________ for inclusion in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting.  Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Shares owned.  If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted.  All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2009 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by the Ramius Group that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

THE RAMIUS GROUP HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN AGILYSYS’ PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON AGILYSYS’ CURRENT DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  PLEASE NOTE THAT BECAUSE THE RAMIUS GROUP WAS NOT INVOLVED IN THE PREPARATION OF AGILYSYS’ PROXY STATEMENT, THE RAMIUS GROUP CANNOT REASONABLY CONFIRM THE ACCURACY OR COMPLETENESS OF CERTAIN INFORMATION CONTAINED THEREIN.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF AGILYSYS.

The information concerning Agilsys contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE RAMIUS GROUP

_______________ __, 2008

SCHEDULE I

TRANSACTIONS IN SECURITIES OF AGILYSYS
DURING THE PAST TWO YEARS

Except as otherwise specified, all purchases and sales were made in the open market.

Shares of Common Stock Purchased / (Sold)	Price Per Share($)	Date of Purchase / Sale

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

21,000	10.8154	04/10/08
42,000	10.4431	04/11/08
21,000	10.2574	04/14/08
42,000	10.1457	04/16/08
18,564	10.0412	04/17/08
22,428	10.1712	04/18/08
13,860	10.1843	04/21/08
21,000	10.0795	04/22/08
8,148	9.7858	04/23/08
21,000	10.8500	04/30/08
34,776	10.8799	04/30/08
22,680	11.2729	05/01/08
66,630	11.1375	05/02/08
17,748	11.3637	05/05/08
14,453	11.3841	05/06/08
53,802	11.2966	05/07/08
63,000	11.0111	05/08/08
59,472	11.0421	05/09/08
13,939	11.3093	05/12/08
105,597	10.3935	05/13/08
53,546	10.8320	05/14/08
86,097	10.5983	05/15/08
69,048	10.6181	05/16/08
20,916	10.5136	05/19/08
34,940	10.2293	05/20/08
440,543	9.7821	05/21/08
80,640	10.0714	06/02/08
97,020	11.0165	06/03/08
252	10.9190	06/04/08
63,000	12.2836	06/05/08
20,216	12.2102	06/05/08
50,400	12.1727	06/06/08

42,000	11.9008	06/10/08
42,000	11.8256	06/23/08
21,000	11.7754	06/24/08
8,400	11.4389	06/27/08
28,308	12.3112	07/23/08
17,341	12.1980	07/24/08
22,356	12.2666	07/25/08
2,688	12.2708	07/28/08
5,908	12.0115	07/29/08
27,382	12.2787	07/30/08
16,057	12.0539	07/31/08
32,760	11.8873	08/01/08
9,665	11.6373	08/04/08
5,536	11.4632	08/05/08
12,096	11.6029	08/08/08
(217,601)#	13.0100	09/01/08
(25,166)	11.4682	09/15/08
(48,077)	11.0864	09/16/08
40,000	11.8693	09/19/08
8,612	11.8928	09/22/08
24,334	11.9369	09/23/08
19,054	11.7843	09/24/08
44,754	10.1220	09/30/08
18,600	9.5662	10/01/08
130,200	7.4013	10/02/08
648,210	6.9300	10/08/08

PARCHE, LLC

83,913	9.7821	05/21/08
180,504*	9.8400	05/21/08
15,360	10.0714	06/02/08
18,480	11.0165	06/03/08
48	10.9190	06/04/08
12,000	12.2836	06/05/08
3,851	12.2102	06/05/08
9,600	12.1727	06/06/08
8,000	12.0592	06/09/08
8,000	11.9008	06/10/08

 # Shares were transferred through a cross-trade with RCG PB, Ltd. an affiliate of Ramius Value and Opportunity Master Fund Ltd.
* Shares were acquired through a cross-trade with Ramius Enterprise Master Fund Ltd, an affiliate of Parche, LLC.

8,000	11.8256	06/23/08
4,000	11.7754	06/24/08
(1,600	11.4389	06/27/08
(5,392)	12.3112	07/23/08
(3,303)	12.1980	07/24/08
(4,258)	12.2666	07/25/08
(512)	12.2708	07/28/08
(1,125)	12.0115	07/29/08
(5,216)	12.2787	07/30/08
(3,058)	12.0539	07/31/08
(6,240)	11.8873	08/01/08
(1,841)	11.6373	08/04/08
(1,054)	11.4632	08/05/08
2,304	11.6029	08/08/08
(5,497)	11.4682	09/15/08
(10,503)	11.0864	09/16/08
7,000	11.8693	09/19/08
1,507	11.8928	09/22/08
4,259	11.9369	09/23/08
3,334	11.7843	09/24/08

RAMIUS ENTERPRISE MASTER FUND LTD

4,000	10.8154	04/10/08
8,000	10.4431	04/11/08
4,000	10.2574	04/14/08
8,000	10.1457	04/16/08
3,536	10.0412	04/17/08
4,272	10.1712	04/18/08
2,640	10.1843	04/21/08
4,000	10.0795	04/22/08
1,552	9.7858	04/23/08
4,000	10.8500	04/30/08
6,624	10.8799	04/30/08
4,320	11.2729	05/01/08
12,691	11.1375	05/02/08
3,381	11.3637	05/05/08
2,753	11.3841	05/06/08
10,248	11.2966	05/07/08
12,000	11.0111	05/08/08
11,328	11.0421	05/09/08
2,655	11.3093	05/12/08
20,114	10.3935	05/13/08
10,199	10.8320	05/14/08

16,400	10.5983	05/15/08
13,152	10.6181	05/16/08
3,984	10.5136	05/19/08
6,655	10.2293	05/20/08
(180,504)**	9.8400	05/21/08

RCG PB, LTD.

217,601#	13.0100	09/01/08
(3,696)	11.4682	09/15/08
(7,061)	11.0864	09/16/08
3,000	11.8693	09/19/08
646	11.8928	09/22/08
1,825	11.9369	09/23/08
1,429	11.7843	09/24/08
3,369	10.1220	09/30/08
1,400	9.5662	10/01/08
9,800	7.4013	10/02/08
48,790	6.9300	10/08/08

RAMIUS ADVISORS, LLC
None

RCG STARBOARD ADVISORS, LLC
None

RAMIUS LLC
None

C4S & CO., L.L.C.
None

PETER A. COHEN
None

MORGAN B. STARK
None

JEFFREY M. SOLOMON
None

**Shares were transferred through a cross-trade with Parche, LLC, an affiliate of Ramius Enterprise Master Fund Ltd.

# Shares were acquired in a cross-trade with Ramius Value and Opportunity Master Fund Ltd an affiliate of RCG PB, Ltd.

THOMAS W. STRAUSS
None

JOHN MUTCH
None

JAMES ZIERICK

775	12.8300	08/25/08

STEVE TEPEDINO

1,000	10.9980	06/03/08
200	12.3470	06/17/08
300	12.3500	06/17/08
170	12.1900	06/17/08
500	11.3740	06/27/08
1,000	10.7500	07/11/08
500	12.7500	08/15/08
500	12.0000	09/05/08
500	11.5000	09/15/08
500	11.0000	09/16/08
500	10.5000	09/29/08
1,000	8.9960	10/02/08
3,000	6.9300	10/08/08

SCHEDULE II

The following table contains information from Agilysys’ preliminary proxy statement filed with the
Securities and Exchange Commission on __________

II-1

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give the Ramius Group your proxy FOR the election of the Ramius Nominees by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares.  The Ramius Group urges you to confirm in writing your instructions to the Ramius Group in care of Innisfree M&A Incorporated at the address provided below so that the Ramius Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED NOVEMBER 12, 2008

AGILYSYS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE RAMIUS GROUP

THE BOARD OF DIRECTORS OF THE AGILYSYS, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints _______________ and ____________, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of the Agilysys, Inc. (“Agilysys” or the “Company”) which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Shareholders of the Company scheduled to be held at ___________ located at _____________, _______, _______, ________, on _________ at _______ _.m., ___________, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Ramius Group a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

THE RAMIUS GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL NO.1

Proposal  No. 1 – The Ramius Group’s Proposal to Elect John Mutch, Steve Tepedino and James Zierick as Class B directors of the Company.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees: John Mutch Steve Tepedino James Zierick	[ ]	[ ]	[ ] ________________ ________________

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.